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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-39167 and Form S-4 No. 333-30545) and related Prospectus and Registration Statements (Form S-8 Nos. 333-72751, 333-66833, 333-45265,
333-01011, 333-18115 and 333-32981) pertaining to the amended and restated 1996 Performance-Based Restricted Stock Plan, 1997 Incentive Stock Plan, 1984 Employee Stock Purchase Plan and 1999 Employee Stock Purchase Plan of Lam Research Corporation of our report dated July 26, 1999, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 1999.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
September 21, 1999